EXHIBIT 99.1

NETLOJIX COMPLETES GOING PRIVATE TRANSACTION
Stockholders Approve Merger with NetLojix Acquisitions Corporation

SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 27, 2003--NetLojix Communications, Inc. (OTC: NET - News) today reported that its stockholders approved the proposed merger with NetLojix Acquisitions Corporation ("NAC"). Following the vote at a special meeting of NetLojix's stockholders, the merger was consummated and NetLojix filed a certification and notice of termination of registration with the Securities and Exchange Commission.

Under the terms of the merger, shares of NetLojix common stock held by shareholders other than NAC (other than those who properly pursue an appraisal of their NetLojix shares) were converted into the right to receive merger consideration of $0.02 per share, without interest. As a result of the merger, Anthony E. Papa and James P. Pisani, NetLojix's co-founders and Chief Executive Officer and President, respectively, have become the owners of all of NetLojix's common stock. Trading of NetLojix stock on OTC Bulletin Board will cease today. NetLojix stockholders will shortly receive a letter of transmittal for use in submitting their share certificates in return for the merger consideration.

About NetLojix

NetLojix is a leading provider of network access and technical management including broadband access, IT support and managed hosting. With offices, support teams and data points-of-presence nationwide, the company provides design, integration and management of e-business solutions. For further information, please visit the company's Web site at www.netlojix.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the NetLojix Annual Report on Form 10-KSB for the year ended Dec. 31, 2002, and to NetLojix's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on NetLojix's business.

Contact:

     NetLojix Communications, Inc.
     Tony Papa, 805/884-6300

     tpapa@netlojix.com